UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
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DARDEN RESTAURANTS, INC.
(Name of Registrant as Specified in Its Charter)

STARBOARD VALUE AND OPPORTUNITY MASTER FUND LTD
STARBOARD VALUE AND OPPORTUNITY S LLC
STARBOARD VALUE AND OPPORTUNITY C LP
STARBOARD LEADERS DELTA LLC
STARBOARD LEADERS FUND LP
STARBOARD VALUE GP LLC
STARBOARD PRINCIPAL CO LP
STARBOARD PRINCIPAL CO GP LLC
STARBOARD VALUE A LP
STARBOARD VALUE A GP LLC
STARBOARD VALUE R LP
STARBOARD VALUE R GP LLC
JEFFREY C. SMITH
MARK R. MITCHELL
PETER A. FELD
BRADLEY D. BLUM
CHARLES M. SONSTEBY
ROBERT MOCK
CRAIG S. MILLER
BETSY S. ATKINS
MARGARET SHÂN ATKINS
JEAN M. BIRCH
JAMES P. FOGARTY
CYNTHIA T. JAMISON
WILLIAM H. LENEHAN
LIONEL L. NOWELL, III
ALAN N. STILLMAN

(Name of Persons(s) Filing Proxy Statement, if Other Than the Registrant)

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Starboard Value LP, together with the other participants named herein, intends to make a preliminary filing with the Securities and Exchange Commission of a proxy statement and accompanying proxy card to be used to solicit votes for the election of a slate of director nominees at the 2014 annual meeting of shareholders of Darden Restaurants, Inc., a Florida corporation (the “Company”).

On May 22, 2014, Starboard Value LP issued the following press release.

STARBOARD NOMINATES SLATE OF TWELVE HIGHLY QUALIFIED DIRECTOR CANDIDATES FOR ELECTION AT DARDEN’S 2014 ANNUAL MEETING

Delivers Open Letter to Darden Shareholders

Expresses Dismay that the Board Has Essentially “Given Away” Red Lobster in a Value-Destructive Transaction without Shareholder Approval

Condemns Board for Blatantly Ignoring Special Meeting Request, Violating a Clear Shareholder Directive, and Disenfranchising Shareholders

Reiterates Commitment to its Investment in Darden and Has Identified Significant Opportunities to Unlock Substantial Value at Darden

Believes Wholesale Board Change is Required to Reverse the Years of Poor Performance, Poor Governance and Shareholder Value Destruction

Has Carefully Selected a Slate of Director Candidates Who Bring Decades of Restaurant Experience, a Proven Ability to Execute, Financial Acumen, and a Commitment to Respect and Represent the Best Interests of All Shareholders

NEW YORK, May 22, 2014  -- Starboard Value LP (together with its affiliates, “Starboard”), one of the largest shareholders of Darden Restaurants, Inc. (“Darden” or the “Company”) (NYSE: DRI), with an ownership interest of approximately 6.2% in the Company, today announced that it has delivered an open letter to shareholders of the Company, and has nominated a slate of twelve highly qualified candidates for election to the Board of Directors of the Company at the 2014 Annual Meeting of Shareholders.

The full text of the open letter to shareholders is available for viewing at the following link: http://tinyurl.com/OpenLettertoDardenShareholders.

Below are some highlights from Starboard’s letter:

On the value destruction from the Red Lobster Sale:

“On May 16, 2014, Darden announced the Red Lobster Sale, in which Darden’s Red Lobster operating business and real estate assets would be sold to Golden Gate Capital (“Golden Gate”) for gross proceeds of approximately $2.1 billion and net proceeds of $1.6 billion, after taxes. Golden Gate concurrently signed an agreement to sell Red Lobster’s real estate to American Realty Capital Properties, Inc. (“ARCP”) for $1.5 billion, so their actual purchase price for the Red Lobster operating business is just $600 million. More concerning for Darden shareholders, however, is that because of the tax-inefficient manner in which the transaction was structured, the net proceeds to Darden of $1.6 billion, less the $1.5 billion of real estate value that we believe could have been realized by Darden tax-free, means that the value received for Red Lobster’s operating business was a paltry $100 million, or less than 1x EBITDA.”

“While Darden has claimed that the transaction multiple for the Red Lobster Sale is 9x EBITDA, this is a gross distortion of the facts. Darden’s highly misleading press release and investor presentation released on May 16, 2014 (the “Red Lobster Sale Presentation”) are only a thinly veiled attempt to confuse shareholders regarding the true economics of the transaction. As discussed above, the value that Darden is actually receiving for Red Lobster’s operating business, net of taxes, is only $100 million, or less than 1x EBITDA. Further, as we demonstrate below, the price paid by Golden Gate represents, at best, only approximately 5.4x EBITDA for the operating business of Red Lobster (the multiple Darden receives is significantly lower than the multiple Golden Gate pays because of taxes). Additionally, these multiples are on trough EBITDA, giving no credit to a potential turnaround in the business or an expected improvement in shrimp prices. The fact that the Company would refer to this deal as being done at 9x EBITDA demonstrates management and the Board’s fundamental lack of understanding of the assets they sold and a predilection for misleading shareholders.”

On how the Board’s failure to call the Special Meeting in a timely manner is an egregious act of shareholder disenfranchisement:

“Darden claims that it did not hold the Special Meeting or agree to make the transaction subject to approval because bidders told them this would add uncertainty to the transaction process. This excuse is not even remotely credible, as explained by the New York Times on May 20, 2014, “Darden also contends that it asked the buyer, Golden Gate Capital, for a shareholder vote on the sale, but that it refused. That position is laughable, of course, because Golden Gate would obviously decline such a vote unless Darden demanded it.”

“…a significant majority of shareholders joined with us in demanding the Special Meeting be called, which should have made it abundantly clear to the Board that shareholders had serious concerns with the proposed plan for Red Lobster. Instead of honoring the wishes of shareholders and calling the Special Meeting, the Board decided it knew best and chose to completely ignore the will of Darden’s shareholders.”

On how the Red Lobster Sale confirms that there is tremendous value in Darden’s real estate:

“The Red Lobster Sale clearly demonstrates, however, that separating Darden’s real estate is feasible, and confirms that the approximately $4 billion estimate that we published for Darden’s real estate value was conservative. The $1.5 billion paid by ARCP is approximately in-line with the value that we estimated for Red Lobster’s real estate in our investor presentation dated March 31, 2014 (available at http://tinyurl.com/March31-Investor-Presentation) …As we will detail in future presentations, we now believe the remaining real estate at Darden is worth approximately $2.5 to $3 billion, and opportunities still exist to create substantial value for shareholders by separating this real estate in a tax-efficient manner.”

On Starboard’s plans going forward:

“We remain committed to our investment in Darden, and as disclosed today, have increased our ownership following the stock price decline related to the sale of Red Lobster. Although we remain extremely disappointed with the Red Lobster sale, we are excited by the prospect of a future for Darden under the direction of a newly constituted board of directors.”

“In conjunction with certain of our highly qualified nominees, our group of advisors, and one of the leading operationally-focused consulting firms, we have identified (i) substantial cost reduction opportunities in the areas of food, labor, general and administrative, advertising, and other expenses, and (ii) meaningful opportunities to drive revenue through improved food quality, speed of service, and sales of high-margin food and alcohol items. Taken together, we believe all of these initiatives, if executed successfully, could yield substantial improvements in earnings, cash flow, and shareholder value.”

On the need for Board change and Starboard’s proposed nominees:

“While it has been clear for some time that some level of change would be required at Darden to increase and protect value for shareholders, this self-serving and value destructive Red Lobster Sale flies in the face of corporate democracy and has made it absolutely clear that the majority of Darden’s current directors must be replaced at the Annual Meeting. Therefore, yesterday we delivered a letter to Darden nominating 12 highly qualified director candidates for election to the Board at the 2014 annual meeting of shareholders (the “Annual Meeting”). Although we reserve the right to make adjustments to the number of directors and composition of our slate, we have carefully selected a group of nominees with diverse skill sets in areas directly relevant to Darden’s business, its current challenges, and its opportunities. Our director candidates collectively bring decades of restaurant experience, a proven ability to execute, financial acumen, and an unequivocal commitment to respect and represent the best interests of all shareholders.”

“Importantly, included among our group of directors and advisors are several executives with direct experience leading Darden’s most important concepts and overseeing similar turnarounds at competing casual dining companies. For example, one of our nominees, Brad Blum, along with our advisor Bob Mock, previously turned around Olive Garden at a time when many questioned the brand’s relevance and future. They turned Olive Garden from a struggling chain with highly negative same-store-sales into a highly profitable, industry-leading concept that experienced 29 consecutive quarters of same-store-sales increases under their watch and grew AUV from approximately $2.5 million to $4 million. Separately, while at Brinker, Chuck Sonsteby saw a company with many of the same challenges that Darden faces today, and was instrumental in putting into place a plan that included the successful turnaround of restaurant operations, leading to both improved sales and a more than 300 basis point increase in margins, divesting of non-core brands, a significantly expanded franchising program both domestically and internationally, and the monetization of company-owned real estate for the benefit of shareholders. We believe experiences such as these will be invaluable to the new Darden board, and that the expertise and objectivity brought by our full group of nominees will be critical in implementing each aspect of our turnaround plan. Further, the consulting firm we have retained has implemented substantial turnarounds at numerous leading restaurant companies.”

Starboard’s Director Nominees:

Betsy S. Atkins

•	Ms. Atkins (no relation to Shan Atkins) has served on more than 20 public company boards and has been a CEO three times, dramatically scaling, building, and repositioning businesses.
•	She has been recognized for her broad experience and thought leadership in corporate governance matters, including executive compensation best practices.
•
She was the co-founder of Ascend Communications and CEO of NCI, and has a strong skill set in sales and marketing, and an extensive knowledge of social media, digital marketing, adtech, and consumer loyalty programs.

Margaret Shan Atkins

•	Ms. Atkins (no relation to Betsy Atkins) has a rich career in the retail and consumer space as well as impressive experience in corporate governance best practices.
•	She has served on the board of Tim Horton’s, one of the largest and most successful quick-service restaurant chains in North America, since 2007.
•
A CPA by background, Ms. Atkins has served on five Audit Committees (four as Chair), four Compensation Committees (one as Chair), three Governance Committees, and CEO Search, Special Investigations, and Shareholders Rights Plan Committees.

•
She spent 14 years in Bain’s consumer and retail practice, 5 years at Sears as their EVP of Strategic Initiatives, and currently serves on the boards of Tim Horton’s, True Value Company, Pep Boys, and SpartanNash Company.

•	She regularly speaks at conferences and sits on panels discussing audit committee best practices, board composition and culture, executive compensation, and corporate governance.

Jean M. Birch

•
Ms. Birch served as President of IHOP Restaurants, a division of DineEquity, from 2009 to 2012. Ms. Birch gained extensive experience managing franchisees at this nearly 100% franchised restaurant concept.

•	At IHOP, she launched a focused brand re-positioning, new marketing campaign, and innovative culinary strategy including addressing health and wellness.
•	Ms. Birch has also served as President of Romano’s Macaroni Grill and Corner Bakery Cafe, both divisions of Brinker International.
•	Earlier in her career, she held senior positions at YUM! Brands, including VP of Operations at Taco Bell and Senior Director of Concept Development at Pizza Hut.
•
Previously, Ms. Birch served on the Board of Directors of Meals on Wheels Association of America Foundation, Women’s Foodservice Forum, and Centralized Supply Chain Services and currently serves on the board of Cosi and Children’s Miracle Network Hospitals.

Bradley D. Blum

•	Mr. Blum spent a significant portion of his career with Darden and General Mills.
•
As President of Olive Garden from 1994 to 2002, he led a brand renaissance that transformed Olive Garden from a struggling company in serious decline to one of the most successful casual dining restaurants in the world, and a business that is currently the largest and most valuable part of Darden’s portfolio of brands.

•
During Mr. Blum’s tenure at Darden, the Company’s stock price outperformed the S&P 500 by more than 100%, and Olive Garden achieved 29 consecutive quarters of same-restaurant-sales increases, increased average annual sales per restaurant from approximately $2.5 million to $4 million, and significantly increased overall profits.

•	Mr. Blum served on Darden’s Board of Directors for more than 5 years, including as Vice Chairman of the Company.
•	He then joined Burger King as CEO to turn around their struggling business, which resulted in a successful IPO in 2006 that achieved an outsized return on the original private equity investment.
•	As a senior executive in the cereal division of General Mills, Mr. Blum was responsible for developing and introducing Cinnamon Toast Crunch, Total Raisin Bran, Apple Cinnamon Cheerios, and Basic 4.

Peter A. Feld

•	Mr. Feld is a Managing Member and Head of Research of Starboard Value LP, and a member of the Management Committees of Starboard Value GP and Principal GP.
•	Mr. Feld has an extensive knowledge of the capital markets and corporate governance practices as a result of his investment and private equity background.
•
He serves as a member of the Board of Directors of Tessera Technologies, which develops, invests in, licenses, and delivers innovative miniaturization technologies and products for next-generation electronic devices.

•	Previously, he has served as a Director of Unwired Planet (Chairman), Integrated Device Technology, SeaChange International, and CPI Corporation.

James P. Fogarty

•	Mr. Fogarty has been the CEO and a Director of Orchard Brands, a multi-channel marketer of apparel and home products, since November 2011.
•	As the former CEO of American Italian Pasta Company, Mr. Fogarty brings consumer and supply chain experience in areas directly relevant to Darden’s largest brand.
•
Mr. Fogarty’s other turnaround roles have included stints as CEO of Charming Shoppes, President & COO of Lehman Brothers (subsequent to its bankruptcy filing), CFO of Levi Strauss & Company, and CFO of the Warnaco Group.

•	Mr. Fogarty served as a Managing Director of Alvarez & Marsal for 15 years, specializing in turnarounds.

Cynthia T. Jamison

•
Ms. Jamison brings vast board experience, including her most recent success as Chairman of the Board of Tractor Supply Co., which has outperformed the S&P by over 1,300% since she joined the Board in 2002.

•	Ms. Jamison also serves on the board of Office Depot and B&G Foods.
•	She has served on five Audit Committees (three as Chair), four Compensation Committees (one as Chair), and three Governance Committees (one as Chair) throughout her career.
•	Ms. Jamison has experience as CFO and COO of several public companies.
•	She is both a frequent keynote speaker on CFO and boardroom topics, and quoted as a financial/economic “expert” in Forbes, the Wall Street Journal, Newsweek, CFO Magazine, and the Economist.

William H. Lenehan

•	Mr. Lenehan has significant expertise in the real estate industry.
•
He served as CEO of MI Developments, now named Granite REIT, an owner of net leased industrial and manufacturing real estate, where he was a member of their Strategic Review Committee and was a Director.

•
He is Chair of the Investment Committee, Member of the Nominating and Corporate Governance Committee, and a Director of Gramercy Property Trust, a publicly traded industrial and office property net lease REIT.

•	He is Chair of the Corporate Governance Committee, Member of the Audit Committee, and a Director of Stratus Properties, owner of commercial real estate and residential land in Austin, Texas.
•	He has assembled, in joint venture with private equity funds and public REITs, nearly 100 triple net leased properties in the last year.
•	He was formerly an investment professional at Farallon Capital Management.

Lionel L. Nowell, III

•	A CPA by background, Mr. Nowell served as the SVP and Treasurer of PepsiCo for 8 years.
•	He has previously served as the CFO of The Pepsi Bottling Group, CFO of Pillsbury North America, and as a senior executive at Pizza Hut.
•	Mr. Nowell currently serves as a Director and as a member of the Audit Committees for American Electric Power Company (Chair), Reynolds American Inc., and Bank of America Corporation.

Jeffrey C. Smith

•	Mr. Smith is a Managing Member, CEO, and Chief Investment Officer of Starboard Value LP. Prior to founding Starboard, he was a Partner and Managing Director of Ramuis LLC.
•	Mr. Smith currently serves on the Board of Directors of Office Depot, an office supply company, and Quantum Corporation, a global expert in data protection and big data management.
•
Previously, he has served as a Director of Regis, Surmodics, Zoran Corporation, Phoenix Technologies (Chairman), Actel Corporation, S1 Corporation, Kensey Nash Corporation, and The Fresh Juice Company.

Charles (Chuck) M. Sonsteby

•
As CFO of Brinker International from 2001 to 2010, Mr. Sonsteby oversaw Brinker’s historic casual dining turnaround effort, which included operational improvements that expanded margins by more than 300 basis points, divesting non-core brands, implementing a substantial domestic and international franchising program, and divesting company-owned real estate.

•	Currently he serves as CFO and Chief Administration Officer at Michaels, the largest arts and crafts specialty retailer in North America.
•	Mr. Sonsteby previously served on the board of Zale Corporation as the Audit Committee Chair and a member of the Compensation Committee.

Alan N. Stillman

•	Mr. Stillman is a legendary restaurant visionary who created the T.G.I. Fridays and Smith & Wollensky concepts.
•
He served as Chairman of The Smith & Wollensky Restaurant Group, which develops and operates high-end, high-volume restaurants in major cities across the United States. Mr. Stillman has also served as a Director of Meals on Wheels USA for over 20 years and is the founder and Chairman of Fourth Wall Restaurant Group, which owns Maloney & Porcelli, Quality Meats, Quality Italian, and the flagship Smith & Wollensky restaurant.

About Starboard Value LP
Starboard Value LP is a New York-based investment adviser with a focused and differentiated fundamental approach to investing in publicly traded U.S. small cap companies. Starboard invests in deeply undervalued small cap companies and actively engages with management teams and boards of directors to identify and execute on opportunities to unlock value for the benefit of all shareholders.

Investor contacts:
Peter Feld, (212) 201-4878
Gavin Molinelli, (212) 201-4828
www.starboardvalue.com

CERTAIN INFORMATION CONCERNING THE PARTICIPANTS

Starboard Value LP, together with the other participants named herein (collectively, “Starboard”), intends to make a preliminary filing with the Securities and Exchange Commission (“SEC”) of a proxy statement and an accompanying proxy card to be used to solicit votes for the election of a slate of director nominees at the 2014 annual meeting of shareholders of Darden Restaurants, Inc. (the “Company”).

STARBOARD ADVISES ALL SHAREHOLDERS OF THE COMPANY TO READ THE PROXY STATEMENT AND OTHER PROXY MATERIALS AS THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION. SUCH PROXY MATERIALS WILL BE AVAILABLE AT NO CHARGE ON THE SEC’S WEB SITE AT HTTP://WWW.SEC.GOV. IN ADDITION, THE PARTICIPANTS IN THE SOLICITATION WILL PROVIDE COPIES OF THESE MATERIALS WITHOUT CHARGE UPON REQUEST.

The participants in this solicitation are Starboard Value and Opportunity Master Fund Ltd (“Starboard V&O Fund”), Starboard Value and Opportunity S LLC (“Starboard S LLC”), Starboard Value and Opportunity C LP (“Starboard C LP”), Starboard Leaders Delta LLC (“Delta LLC”), Starboard Leaders Fund LP (“Leaders Fund”), Starboard Value LP, Starboard Value GP LLC (“Starboard Value GP”), Starboard Principal Co LP (“Principal Co”), Starboard Principal Co GP LLC (“Principal GP”), Starboard Value A LP (“Starboard A LP”), Starboard Value A GP LLC (“Starboard A GP”), Starboard Value R LP (“Starboard R LP”), Starboard Value R GP LLC (“Starboard R GP”), Jeffrey C. Smith, Mark R. Mitchell, Peter A. Feld, Bradley D. Blum, Charles M. Sonsteby, Robert Mock, Craig S. Miller, Betsy S. Atkins, Margaret Shan Atkins, Jean M. Birch, James P. Fogarty, Cynthia T. Jamison, William H. Lenehan, Lionel L. Nowell, III, and Alan N. Stillman.

As of the date hereof, Starboard V&O Fund directly owns 1,795,467 shares of common stock, no par value of the Company (the “Common Stock”), including 269,139 shares of Common Stock underlying call options exercisable within 60 days hereof. As of the date hereof, Starboard S LLC directly owns 409,516 shares of Common Stock. As of the date hereof, Starboard C LP directly owns 224,202 shares of Common Stock. Starboard R LP, as the general partner of Starboard C LP, may be deemed the beneficial owner of the 224,202 shares owned by Starboard C LP. Starboard R GP, as the general partner of Starboard R LP, may be deemed the beneficial owner of the 224,202 shares owned by Starboard C LP. As of the date hereof, Delta LLC directly owns 1,272,025 shares of Common Stock. Leaders Fund, as a member of Delta LLC, may be deemed the beneficial owner of the 1,272,025 shares owned by Delta LLC. Starboard A LP, as the general partner of Leaders Fund and the managing member of Delta LLC, may be deemed the beneficial owner of the 1,272,025 shares owned by Delta LLC. Starboard A GP, as the general partner of Starboard A LP, may be deemed the beneficial owner of the 1,272,025 shares owned by Delta LLC. As of the date hereof, Starboard Value LP beneficially owns 8,200,000 shares of Common Stock, consisting of shares of Common Stock owned directly by Starboard V&O Fund, Starboard S LLC, Starboard C LP and Delta LLC, and 4,498,790 shares of Common Stock held in certain managed accounts (the “Starboard Value LP Accounts”). Each of Starboard Value GP, as the general partner of Starboard Value LP, Principal Co, as a member of Starboard Value GP, Principal GP, as the general partner of Principal Co, and Messrs. Smith, Feld and Mitchell, each as a member of Principal GP and as a member of the Management Committee of Starboard Value GP and the Management Committee of Principal GP, may be deemed to be the beneficial owner of the aggregate of 8,200,000 shares of Common Stock owned directly by Starboard V&O Fund, Starboard S LLC, Starboard C LP, Delta LLC and held in the Starboard Value LP Accounts. As of the date hereof, Mr. Blum directly owns 1,000 shares of Common Stock. As of the date hereof, Mr. Sonsteby directly owns 1,500 shares of Common Stock. As of the date hereof, Mr. Mock directly owns 1,318 shares of Common Stock. As of the date hereof, Mr. Miller directly owns 1,000 shares of Common Stock. As of the date hereof, Messrs. Fogarty, Lenehan, Nowell and Stillman do not own any shares of Common Stock. As of the date hereof, Ms. Betsy Atkins, Ms. Shan Atkins and Misses Birch and Jamison do not own any shares of Common Stock.